UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2014

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of principal executive offices)	Zip Code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 31, 2014, Analogic Corporation (the “Company”) committed to a plan of restructuring involving a reduction in staff of approximately 50 employees and the realignment of portions of its organization to better leverage certain core competencies across its business. The Company expects to incur a pre-tax restructuring charge of approximately $3 million for severance and related expenses in the fourth quarter of its fiscal year ended July 31, 2014 and to realize annual savings of approximately $6 million beginning in the first quarter of its fiscal 2015.

This Current Report on Form 8-K contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various factors, including employee separation and other costs and savings that differ from the Company’s original estimates, the timing of future actions, and the factors discussed in the Company’s most recent annual report on file with the Securities and Exchange Commission, as amended by the Company’s subsequent quarterly reports. The forward-looking statements represent the Company’s views as of the date of this Current Report on Form 8-K and should not be relied upon as representing its views as of any future date. The Company specifically disclaims any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

August 5, 2014	By:	/s/ John J. Fry
	Name:	John J. Fry
	Title:	Senior Vice President, General Counsel and Secretary